EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




The Board of Directors
Catskill Financial Corporation

We consent to incorporation by reference in Registration Statement No. 333-41987 on Form S-8, of our report dated October 20, 1999, relating to the consolidated statements of financial condition of Catskill Financial Corporation and subsidiary as of September 30, 1999 and 1998, and related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the annual report on Form 10-K of Catskill Financial Corporation for the fiscal year ended September 30, 1999.

                                                          /s/ KPMG LLP
                                                          ------------
                                                              KPMG LLP

Albany, New York
December 23, 1999